Exhibit 10.17

AGREEMENT

This Agreement (“Agreement”) is entered into by and between Citizens Finance Company, an Illinois corporation (“CFC”) with its principle place of business in Elmhurst, Illinois, and Shopsmith, Inc., an Ohio corporation (“SSI”) with its principle place of business in Dayton, Ohio.

Whereas SSI regularly sells woodworking equipment and services incidental thereto to Obligors on a revolving or retail installment sales contract (“Contract”), CFC and SSI desire by this Agreement to establish a framework under which CFC may, from time to time, purchase said Contracts form SSI. In consideration of the mutual agreements contained in this Agreement, CFC and SSI agree as follows:

(1)	A credit application concerning Obligors will be completely and accurately obtained by SSI. A Contract will describe Obligor’s rights and obligations with respect to all purchases made from Provider on such Contract.

(2)	Prior to CFC’s acceptance of a Contract for purchase, SSI and CFC will mutually agree on the price to be paid by CFC for the Contract (“Purchase Price”), said Purchase Price to be evidenced by CFC’s Program Outline Letter and Schedule “A” thereto, the “CFC/SSI Credit Matrix”. Such Contract shall become a “Purchased Contract” for the purpose of this Agreement.

(3)	Throughout the term of this Agreement, SSI will maintain status as an Ohio corporation in good standing, qualified to do business in each state in which doing business.

(4)	As required by state law, SSI and all appropriate employees of SSI will be properly licensed to conduct business contemplated by this Agreement.

(5)	SSI will maintain unrestricted authority to sell Contracts to CFC in accordance with this Agreement, and its board of directors will do everything necessary to authorize SSI to properly sell Contracts to CFC, including the execution and delivery of all collateral instruments securing payment of said Contracts and any other appropriate instruments.

(6)	SSI will own the Contracts it offers to sell to CFC, free of any claims, liens, security interests, charges, or other encumbrances.

(7)	Each purchased Contract, including all charges or other amounts included, will be a binding indebtedness arising from a good faith sale as described in said Contract to the Obligors(s) and that the services sold will be used by the Obligor(s), unless otherwise indicated by SSI.

(8)	Each Purchased Contract will be incurred for legally sufficient consideration, and all obligations of guarantors, sureties, and other primary and secondary obligors with respect to any and all such Contracts will be validly incurred for legally sufficient consideration and constitute binding obligations of such guarantors, sureties, and other primary and secondary obligors, respectively.

(9)	There will be no effective legal or equitable defenses, setoffs, or counterclaims against any Purchased Contract.

(10)	No Contract will be sold by SSI to a secondary lender prior to be offered to CFC.

(11)	No obligations with respect to Purchased Contracts will be obtained or induced by fraud, false or misleading representations, unfair or deceptive trade practices, or other unlawful conduct.

(12)	Credit information concerning Obligor will be obtained by SSI on an appropriate form in compliance with state and federal law. Credit information will be filled in and reported to CFC completely and accurately.

(13)	Each Purchase Contract and all fees or other charges to be included in the amount financed will comply with the requirements of all applicable laws, and SSI will complete all necessary acts with respect to compliance of Purchased Contracts.

(14)	No agreement will exist where any provision of a Purchased Contract may be varied in any way.

(15)	The down payment shown in a Purchased Contract will have been actually been made in cash or it’s equivalent by Obligor to Provider, and no part will have been, directly or indirectly, advanced by SSI or Provider.

(16)	All Providers that originate Purchased Contracts will have a valid Purchase Agreement with SSI. If SSI makes changes to its Purchase Agreement, SSI agrees to notify CFC of said changes.

(17)	SSI will, within ten (10) business days of its receipt, provide CFC with a copy of any written complaint from any Obligor relating to any Purchased Contract.

(18)	Any Purchased Contract assigned by an employee or agent of SSI will convey full and legal ownership of such Contract and CFC is entitled to rely on such authority.

(19)	SSI will deliver to CFC the original of the fully-executed Purchase Contract, credit information, and related documents, properly assigned, and authorizes CFC to insert its name, or the name of any other assignees, in the space provided therefore in the assignment clause of such Contracts, and to return to SSI all Contracts not purchased.

(20)	SSI will hold in trust and deliver within three (3) business days to CFC, in the form received, all payments received by SSI applicable to Purchased Contracts. If SSI fails to deliver any such payment, it will pay CFC on demand, as liquidated damages, an additional sum equal to five percent (5%) of the amount of such payment.

(21)	If any of the agreements above are not true as to any Purchased Contract, SSI agrees to purchase on demand from CFC said Contract for the lesser of (a) its current net balance, or (b) its Purchase Price. If Obligor under any Contract declines to pay CFC any amount due on a Purchased Contract on any ground which, if established, would be in violation of any agreement made by SSI with respect to such Contract, CFC may require the repurchase of the Contract by SSI by submitting to SSI a written statement stating the grounds on which Obligor has declined to pay. Within 15 days after receipt of such statement, SSI shall either (a) repurchase such Contract from CFC for the lesser of (i) its current net balance, or (ii) its Purchase Price, or (b) furnish CFC a written statement that there is no such ground for non-payment, or that same has been corrected. Within 5 business days after its receipt of such repurchase payment, CFC will reassign and deliver such Contract to SSI, without recourse to CFC, and without representation or warranties, express or implied.

(22)	In the event SSI becomes insolvent, executes an assignment for the behalf of creditors, or is a party to any action, voluntary or involuntary, under the National Bankruptcy Act, CFC may, at its option, demand immediate purchase by SSI of all Purchased Contracts then in CFC’s possession for the current net balances thereof.

(23)	If CFC employs legal counsel, other than a salaried employee, to collect any liquidated damages or the repurchase price due from SSI, CFC may charge to SSI its actual expense for such reasonable collection expenses and attorneys fees.

(24)	SSI will furnish to CFC for its approval copies of forms for Contracts and credit applications presently used by SSI. SSI will continue to use such forms for transactions that will be offered to CFC, and will not change forms without prior approval of CFC.

(25)	Generally, CFC will approve for purchase all Contracts submitted to it for purchase by SSI that are in compliance with guidelines established in CFC’s Program Outline Letter. However, CFC reserves to itself entire discretion and freedom as to its approval for purchase of any Contract, said approval not to be unreasonably withheld.

(26)	CFC may, without affecting SSI’s agreements herein, change, modify, extend, or renew the dates or amounts of the periodic installment payments in any Purchased Contract.

(27)	SSI will comply with state and federal laws relating to credit applications, including the Fair Credit Reporting Act and the Equal Credit Opportunity Act. When applying for credit, customers will be given any notice required by state law. SSI will keep written complaints and a log of oral complaints of Equal Credit Opportunity Act violations for 25 months.

(28)	SSI will indemnify CFC and hold it harmless from and against all loss, cost, damage, adn expense, including reasonable attorneys’ fees, at any time incurred because of (a) any liability of SSI or any action at any time taken or omitted to be taken by SSI, or (b) any breach or falsity of any agreement in this Agreement.

(29)	SSI will indemnify CFC and hold it harmless from and against all loss, cost, damage and expense, including reasonable attorneys’ fees, at any time incurred by CFC because of any violation of state or federal law or regulation, or other illegal or actionable conduct (a) resulting from the documents used by SSI in connection with the transaction, including, but not limited to, documents given to the Obligor pertaining to credit disclosures, credit applications, and Contract forms, or (c) resulting from any liability CFC incurs by reason of notice included on Contract which is required by Federal Trade Commission regulation regarding Buyers’ Claims and Defenses. However, SSI’s liability for sufficiency of document contents does not apply to any document provided to SSI by CFC or approved for SSI’s use under this agreement by CFC, but shall apply to any other failures or omissions by SSI related to any such document furnished or approved by CFC, including, but not limited to, SSI’s failure in completing such document, or properly delivering copies to Obligor(s).

(30)	SSI will not indemnify CFF, nor hold it harmless from and against any loss, cost, damage, or expense at any time incurred because of any liability of a Provider, or from any health care professional performing or assisting in the performance of Health Care Services. However, in the event that a claim or action is brought against CFC that arises out of a Provider’s action, or from any health care professional performing or assisting in the performance of Health Care Services, SSI will extend to CFC, without limitation, its rights under it’s Purchase Agreement with Providers.

(31)	CFC will execute a daily funding to SSI of the Purchase Price payments of Purchased Contracts submitted to CFC on all complete Contracts that have been telephone verified with the Obligor the previous day, except when a funding day is on a holiday or CFC is closed, in which case, CFC will execute funding on the next business day.

(32)	Either CFC or SSI may terminate this Agreement upon 90 days prior written notice to the other.

(33)	SSI hereby sells, assigns, and transfers to CFC all right, title, and interest in and to all Purchased Contracts, and all other instruments reflecting sales or charges made pursuant thereto, made under this Agreement, and authorizes CFC to do every act and thing necessary to collect and discharge same, including the right to endorse any check or draft made payable to SSI in connection with said Purchased Contracts, and to take, in SSI’s name or otherwise, all such legal or other proceedings as SSI might have taken, but for this assignment. CFC is now and hereafter authorized and empowered to execute all documents relating to Purchased Contracts on behalf of and in the name of SSI and is expressly empowered and authorizes to assign and endorse on behalf of SSI any and all instruments necessary in the ordinary and usual course of business which are appropriate to carry out the intent of this Agreement. CFC has the right to assign its title and right to said Purchased Contracts at any time.

CFC’s acceptance of this proposal constitutes the foregoing Agreement between SSI and CFC, which will inure to the benefit of and bind their respective heirs, successors, and assigns.

SHOPSMITH, INC. (SSI)

By: /s/ Mark May

Title: VP

Attest:

Date: 4-26-05

CFC acknowledges receipt of this Agreement, will rely on the agreements, representations, and warranties contained herein when purchasing Contracts from SSI, and will perform its agreements as set forth herein.

CITIZENS FINANCE COMPANY

By: /s/ Larry Katzovitz

Title: Pres.

Attest:

Date: 4-26-05